                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650





[Cover page background: green and blue]


ELKS(SM)
------------------------------------------------------------
EQUITY LINKED SECURITIES



                      2,750,000
                      16% ELKS(SM) BASED UPON
                      THE COMMON STOCK OF INTEL CORPORATION
                      DUE MARCH 28, 2002


The ELKS have been approved for listing on the American Stock Exchange under the symbol "EIJ".

Investing in the ELKS involves a number of risks. See "Risk Factors Relating to the ELKS" beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                             Proceeds to
                                                            Salomon Smith
                          Public          Underwriting   Barney Holdings Inc.
                        Offering Price      Discount       (before expenses)
--------------------------------------------------------------------------------
Per ELKS                   $10.00            $0.25            $9.75
--------------------------------------------------------------------------------
Total                      $27,500,000       $687,500         $26,812,500
--------------------------------------------------------------------------------


The underwriter expects to deliver the ELKS to purchasers on or about March 27, 2001


                               SALOMONSMITHBARNEY
                               ------------------
                    A member of citigroup [umbrella logo]


March 22, 2001

                                                Filed Pursuant to Rule 424(b)(2)
                                                Registstaion No. 333-55650



                                                            SALOMON SMITH BARNEY
PROSPECTUS SUPPLEMENT                               A member of citigroup [LOGO]
(To Prospectus Dated February 23, 2001)

                       SALOMON SMITH BARNEY HOLDINGS INC.
                 2,750,000 EQUITY LINKED SECURITIES (ELKS(SM))
                BASED UPON THE COMMON STOCK OF INTEL CORPORATION
                               DUE MARCH 28, 2002
                        ($10 PRINCIPAL AMOUNT PER ELKS)

                            ------------------------

                                    GENERAL:

- Senior unsecured debt securities of Salomon Smith Barney Holdings Inc.

- Issuable and transferable only in units of $10 or integral multiples thereof.

- A total coupon of $1.6044 in cash. The total coupon is composed of interest in the amount of $0.4359 and an option premium in the amount of $1.1685, and is payable in part on September 28, 2001 and in part on March 28, 2002.

- The ELKS have been approved for listing on the American Stock Exchange under the symbol "EIJ," subject to official notice of issuance.

                              PAYMENT AT MATURITY:

- You will receive at maturity for each ELKS either (1) 0.348584 shares of Intel common stock (symbol "INTC"), if the closing price of Intel common stock three trading days before maturity is less than the initial share price of $28.6875 per share, or (2) $10 in cash, if the closing price of Intel common stock three trading days before maturity is greater than or equal to the initial share price of $28.6875 per share.

- As a result, if the closing price of Intel common stock three trading days prior to maturity is less than the initial share price of $28.6875 per share, the value of Intel common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS. You will not in any case receive more than $10 or Intel common stock with a market value on the third trading day before maturity of more than $10.

                 INVESTING IN THE ELKS INVOLVES CERTAIN RISKS.
         SEE "RISK FACTORS RELATING TO THE ELKS" BEGINNING ON PAGE S-6.
                            ------------------------

THE ELKS REPRESENT OBLIGATIONS OF SALOMON SMITH BARNEY HOLDINGS ONLY AND DO NOT
    REPRESENT OBLIGATIONS OF OR INTERESTS IN INTEL CORPORATION OR ANY OF ITS AFFILIATES. INTEL CORPORATION HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE
                             ISSUANCE OF THE ELKS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ELKS OR DETERMINED THAT THIS
 PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          PROCEEDS TO
                                                                                                         SALOMON SMITH
                                                     PUBLIC                   UNDERWRITING            BARNEY HOLDINGS INC.
                                                 OFFERING PRICE                 DISCOUNT               (BEFORE EXPENSES)
---------------------------------------------------------------------------------------------------------------------------------
     Per unit...........................             $10.00                      $0.25                       $9.75
---------------------------------------------------------------------------------------------------------------------------------
     Total..............................          $27,500,000                   $687,500                  $26,812,500
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                            ------------------------

     Salomon Smith Barney Inc. expects to deliver the ELKS to purchasers on or about March 27, 2001.

                              SALOMON SMITH BARNEY

March 22, 2001

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the Equity Linked Securities based upon the common stock of Intel Corporation ("ELKS(SM)"). You should carefully read the entire prospectus and prospectus supplement to fully understand the terms of the ELKS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS," which highlights certain risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS mature on March 28, 2002 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, Salomon Smith Barney Holdings will issue the ELKS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. You should refer to the section "Description of the ELKS -- Book-Entry System" in this prospectus supplement.

     The payment you receive at maturity on the ELKS is directly indexed to any decrease in the price of Intel common stock as of three trading days before maturity. You will not receive the benefit of an increase in the price of Intel common stock three trading days before maturity over the initial share price. You will be exposed to a decrease in the payment you receive at maturity in the event the price of Intel common stock three trading days before maturity is less than the initial share price.

WILL I RECEIVE INTEREST ON THE ELKS?

     A coupon of $0.8044 per ELKS will be paid in cash on September 28, 2001 and a coupon of $0.8000 per ELKS will be paid in cash on March 28, 2002. The September 28, 2001 coupon will be composed of $0.2186 of interest, at a rate of 4.347% per annum, and a partial payment of an option premium in the amount of $0.5858. The March 28, 2002 coupon will be composed of $0.2174 of interest, at a rate of 4.347% per annum, and a partial payment of an option premium in the amount of $0.5826.

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     We have designed the ELKS for investors who want to ensure that they receive a return greater than that expected for a fixed-rate conventional debt security of Salomon Smith Barney Holdings with a similar maturity if the price of Intel common stock does not decrease more than approximately 11.6% from the date the ELKS were priced for initial sale to the public to the third trading day before maturity. At maturity, you will receive for each ELKS the maturity payment described below.

  Maturity Payment

     The maturity payment for each ELKS will equal either:

     - a number of shares of Intel common stock equal to the exchange rate, if the closing price of Intel common stock on the third trading day before maturity is less than the initial share price (any fractional shares will be paid in cash), or

     - $10 in cash, if the closing price of Intel common stock on the third trading day before maturity is greater than or equal to the initial share price.

     As a result, if the closing price of Intel common stock on the third trading day prior to maturity is less than the initial share price of $28.6875 per share, the value of Intel common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive more than $10 or shares of Intel common stock with a market value on the third trading day before maturity of more than $10.

     The initial share price will equal $28.6875, the price per share of Intel common stock at the market close on the date the ELKS were priced for initial sale to the public.

     The exchange rate will equal 0.348584. In lieu of any fractional share of Intel common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share of Intel common stock, based on the closing price of Intel common stock on the third trading day before maturity.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Here are three examples of hypothetical maturity payment calculations:

     Example 1: The closing price of Intel common stock on the third trading day before maturity is greater than the initial share price.

     Initial share price: $28.6875 per share
     Hypothetical closing price: $30 per share
     Maturity payment: $10 per ELKS

     Example 2: The closing price of Intel common stock on the third trading day before maturity is equal to the initial share price.

     Initial share price: $28.6875 per share
     Hypothetical closing price: $28.6875 per share
     Maturity payment: $10 per ELKS

     Example 3: The closing price of Intel common stock on the third trading day before maturity is less than the initial share price.

     Initial share price: $28.6875 per share
     Hypothetical closing price: $25 per share
     Exchange rate: 0.348584
    Maturity payment: 0.348584 shares of Intel common stock (the exchange rate) per ELKS having a market value on the third trading day before maturity of $8.71

HOW HAS INTEL COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Intel common stock for each quarter since the first quarter of 1996. You can find this table in the section "Historical Data on the Common Stock of Intel Corporation" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Intel common stock in recent years. However, past performance is not necessarily indicative of how Intel common stock will perform in the future. You should also refer to the section "Risk Factors -- You will have no rights against Intel even though the maturity payment on the ELKS is based on the price of Intel common stock" in this prospectus supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     For U.S. federal income tax purposes, you and Salomon Smith Barney Holdings agree to treat an ELKS as a grant by you of a put option to Salomon Smith Barney Holdings to sell to you Intel common stock at maturity. In addition, you and Salomon Smith Barney Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. Under this treatment, you generally will be required to include the interest payments as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize a short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for Intel common stock, you will not be subject to tax on the receipt of Intel common stock and the option premium payments, and your tax basis in Intel common stock generally will equal the initial purchase price of your ELKS less the amount of the first and second option premium payments. If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive plus the option premium payment you have previously received, if any, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     The ELKS have been approved for listing on the AMEX under the symbol "EIJ," subject to official notice of issuance. You should be aware that the listing of the ELKS on the AMEX will not necessarily ensure that a liquid trading market will be available for the ELKS.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Salomon Smith Barney Holdings' subsidiary, Salomon Smith Barney Inc., is the underwriter for the offering and sale of the ELKS. After the initial offering, Salomon Smith Barney Inc. and/or other broker-dealer affiliates of Salomon Smithy Barney Holdings intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Salomon Smith Barney Inc. will also act as calculation agent for the ELKS.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1995 are as follows:

                                                NINE
                                            MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,    ------------------------------------
                                                2000         1999    1998    1997    1996    1995
                                            -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges........      1.35         1.46    1.11    1.17    1.37    1.20

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE ELKS?

     Employee benefit plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 will not be permitted to purchase or hold the ELKS. Employee benefit plans that are not subject to ERISA, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the ELKS. However, such plans will be deemed to have represented that their purchase or holding of the ELKS will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Salomon Smith Barney Holdings with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1999, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and
(iii) Current Reports on Form 8-K filed on January 18, 2000, April 17, 2000, July 19, 2000, October 17, 2000, January 17, 2001, February 2, 2001, February 28, 2001 and March 6, 2001. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the closing price of Intel common stock three trading days prior to maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Intel common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE VALUE OF INTEL COMMON STOCK DECLINES

     The amount of the maturity payment will depend on the market price of Intel common stock three trading days prior to maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at maturity the market price of Intel common stock is less than $28.6875 per share, the value of Intel common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the price of Intel common stock exceeds the initial share price at one or more times during the life of the ELKS but is below the initial share price three trading days before maturity.

THE VALUE OF THE ELKS AT MATURITY WILL NOT EXCEED THEIR STATED PRINCIPAL AMOUNT

     Even though you will be subject to the risk of a decline in the price of Intel common stock, you will not participate in any appreciation in the price of Intel common stock. Your return on the ELKS will be limited to the coupon payable on the ELKS. If the closing price of Intel common stock three trading days prior to maturity is significantly greater than the initial share price of $28.6875 per share, your return on the ELKS may be less than your return on a similar security that was directly linked to Intel common stock and allowed you to participate more fully in the appreciation of the price of Intel common stock.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The total coupon payable on the ELKS is $1.6044 in cash. As a result, if the price of Intel common stock three trading days prior to maturity is less than $25.30 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional, fixed-rate debt security of Salomon Smith Barney Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the ELKS in the secondary market will be affected by supply and demand for the ELKS, the value of Intel common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     The value of Intel common stock. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Intel common stock changes from the initial share price of $28.6875. However, changes in the value of Intel common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Intel common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Intel common stock will continue to fluctuate until the maturity payment is determined. In addition, significant increases in the value of Intel common stock are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is limited to $10. If you choose to sell your ELKS when the price of Intel common stock is below the initial share price, you may receive less than the amount you originally invest.

     The value of Intel common stock will be influenced by Intel's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Intel is a part. Salomon Smith Barney Holdings' hedging activities in Intel common stock, the issuance of securities similar to the ELKS and other trading activities by Salomon Smith Barney Holdings, its affiliates and other market participants can also affect the price of Intel common stock.

     Volatility of Intel common stock. Volatility is the term used to describe the size and frequency of market fluctuations. The price of Intel common stock has been highly volatile in recent periods. See "Historical Data on the Common Stock of Intel Corporation". If the volatility of Intel common stock increases or decreases, the market value of the ELKS may decrease.

     Interest rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Time remaining to maturity. As a result of a "time premium," the ELKS may trade at a value above that which would be expected based on the level of interest rates and the price of Intel common stock the longer the time remaining to maturity. A "time premium" results from expectations concerning the value of Intel common stock during the period prior to the maturity of the ELKS. However, as the time remaining to the maturity of the ELKS decreases, this time premium may decrease, decreasing the market value of the ELKS.

     Dividend yield. If the dividend yield on Intel common stock increases, we expect that the value of the ELKS may decrease, since the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Intel common stock decreases, the value of the ELKS may increase.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     Economic conditions and earnings performance of Intel. The general economic conditions and earnings results of Intel and real or anticipated changes in those conditions or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Intel common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF INTEL COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF INTEL COMMON STOCK

     The historical price of Intel common stock is not an indicator of the future performance of Intel common stock during the term of the ELKS. Changes in the value of Intel common stock will affect the trading price of the ELKS, but it is impossible to predict whether the value of Intel common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST INTEL EVEN THOUGH THE MATURITY PAYMENT ON THE ELKS IS BASED ON THE PRICE OF INTEL COMMON STOCK

     You will have no rights against Intel even though the market value of the ELKS and the maturity payment depend on the price of Intel common stock. Intel is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Intel common stock.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF INTEL COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE INTEL COMMON STOCK

     The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Intel that modify its capital structure and a number of other transactions involving Intel, as well as for the liquidation, dissolution or winding up of Intel. You should refer to the section "Description of the ELKS -- Dilution Adjustments". The maturity payment will not be adjusted for other events that may adversely affect the price of Intel common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of Intel common stock, these other events may reduce the maturity payment on the ELKS.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     There is currently no secondary market for the ELKS. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Salomon Smith Barney Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Salomon Smith Barney Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

BECAUSE PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS MAY REDUCE THE PRICE OF INTEL COMMON STOCK, YOUR MATURITY PAYMENT OR THE PRICE YOU RECEIVE IF YOU SELL YOUR ELKS MAY BE REDUCED

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell Intel common stock or derivative instruments relating to Intel common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Intel common stock.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the ELKS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations."

THE PAYMENTS YOU RECEIVE ON THE ELKS WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of ELKS may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE ELKS

     The following description of the particular terms of the ELKS offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. The following summary of the ELKS is qualified in its entirety by reference to the senior debt indenture referred to in the prospectus.

GENERAL

     The Equity Linked Securities based upon the common stock of Intel Corporation (the "ELKS(SM)") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of ELKS issued will be $27,500,000 (2,750,000 ELKS). The ELKS will mature on March 28, 2002, will constitute part of the senior debt of Salomon Smith Barney Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS will be issued only in fully registered form and in denominations of $10 (per ELKS) and integral multiples thereof.

     The payment you receive at maturity on the ELKS is directly indexed to any decrease in the price of Intel common stock as of three trading days before maturity. You will not receive the benefit of an increase in the price of Intel common stock three trading days before maturity over the initial share price. You will be exposed to a decrease in the payment you receive at maturity in the event the price of Intel common stock three trading days before maturity is less than the initial share price.

     The trustee under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

COUPON

     A coupon of $0.8044 per ELKS will be paid in cash on September 28, 2001 and a coupon of $0.8000 per ELKS will be paid in cash on March 28, 2002. The September 28, 2001 coupon will be composed of $0.2186 of interest and a partial payment of an option premium in the amount of $0.5858. The March 28, 2002 coupon will be composed of $0.2174 of interest and a partial payment of an option premium in the amount of $0.5826. Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the coupon payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the AMEX or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     The interest portion of the coupon will represent interest accruing at a rate of 4.347% per annum from March 27, 2001 or from the most recent interest payment date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each ELKS ($10 principal amount) will equal either:

     - a number of shares of Intel common stock equal to the Exchange Rate, if the Closing Price of Intel common stock on the third Trading Day before maturity is less than the Initial Share Price, or

     - $10 in cash, if the Closing Price of Intel common stock on the third Trading Day before maturity is greater than or equal to the Initial Share Price.

     As a result, if the Closing Price of Intel common stock on the third Trading Day before maturity is less than the Initial Share Price of $28.6875 per share, the value of Intel common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive more than $10 or Intel common stock with a market value on the third Trading Day before maturity of more than $10.

     In lieu of any fractional share of Intel common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share of Intel common stock based on the Closing Price of Intel common stock on the third Trading Day before maturity. The number of full shares of Intel common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Closing Price" of Intel common stock on any date of determination will be the daily closing sale price or, if no closing sale price is reported, the last reported sale price of a share of Intel common stock as reported on the Nasdaq National Market. If Intel common stock is not quoted on the Nasdaq on that date of determination, the Closing Price will be the last reported sale price as reported in the composite transactions for the principal U.S. exchange on which Intel common stock is listed. If Intel common stock is not listed on a U.S. national or regional securities exchange, the Closing Price will be the last quoted bid price for Intel common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization.

     The "Exchange Rate" will equal 0.348584.

     The "Initial Share Price" will equal $28.6875, the price per share of Intel common stock at the market close on the date the ELKS were priced for initial sale to the public.

     A "Trading Day" means a day on which (1) Intel common stock is not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business and (2) Intel common stock has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the security.

DILUTION ADJUSTMENTS

     The Exchange Rate will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Salomon Smith Barney Holdings to you. Salomon Smith Barney Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If Intel, after the closing date of the offering of the ELKS,

          (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

          (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

          (3) combines the outstanding shares of the common stock into a smaller number of shares, or

          (4) issues by reclassification of shares of its common stock any shares of other common stock of Intel,

then, in each of these cases, the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Intel, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

     If Intel, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each of these cases, the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Rate will be further adjusted to equal the Exchange Rate which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

     If Intel, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the ELKS will be entitled to receive an additional amount of cash equal to the product of the number of ELKS held by the holder multiplied by the fair market value of the capital stock, indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or issued applicable to one share of common stock.

     If Intel, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

     For the purposes of these adjustments:

     A "Permitted Dividend" is any quarterly cash dividend in respect of Intel common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) of all other consideration paid by Intel with respect to one share of common stock acquired in a tender offer or exchange offer by Intel, over (y) the Then-Current Market price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, each holder of the ELKS will be entitled to receive an additional amount of cash equal to the product of the number of ELKS held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Intel common stock.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Intel common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Intel,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which Intel announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Rate will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Intel, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Rate will be further adjusted to the Exchange Rate which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Rate will not be rescinded but will be applied to the new Exchange Rate provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average closing price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of Intel, or any surviving entity or subsequent surviving entity of Intel, with or into another entity, other than a merger or consolidation in which Intel is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Intel or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of Intel or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of Intel or any successor of Intel with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of Intel or any successor of Intel,

each holder of the ELKS will have the right to receive cash in an amount per $10 principal amount of ELKS equal to the Exchange Rate multiplied by the Transaction Value (as defined below).

     The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the Trading Day immediately prior to the maturity date or Exchange Date multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Intel common stock or Intel. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     The "Closing Price" of Marketable Securities on any date of determination will be the daily closing sale price or, if no closing sale price is reported, the last reported sale price of a share of Marketable Security on the applicable U.S. securities exchange. If the Marketable Securities are not quoted on a U.S. securities exchange on that date of determination, the Closing Price will be the last reported sale price as reported in the composite transactions for the principal U.S. exchange on which the Marketable Securities are listed. If the Marketable Securities are not listed on a U.S. national or regional securities exchange, the Closing Price will be the last quoted bid price for the Marketable Securities in the over-the-counter market as reported by the Nasdaq Stock Market, the National Quotation Bureau or a similar organization.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of the beneficial owner of an ELKS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the ELKS plus an additional amount of accrued interest calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.75% per annum, on the unpaid amount (or the cash equivalent of such unpaid amount).

BOOK-ENTRY SYSTEM

     Upon issuance, all ELKS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement". DTC has confirmed to Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the ELKS will be made by Salomon Smith Barney Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Salomon Smith Barney Holdings in same-day funds so long as the ELKS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the ELKS will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and holders of the ELKS. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining the Closing Price on the third Trading Day before maturity and the Maturity Payment. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                               INTEL CORPORATION

GENERAL

     Intel, the world's largest semiconductor chip maker, supplies the computing and communications industries with chips, boards, systems and software that are integral in computers, servers and networking and communications products. Intel is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Intel files reports (including its Annual Report on Form 10-K for the fiscal year ended December 30, 2000), proxy statements and other information with the SEC. Intel's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     The ELKS represent obligations of Salomon Smith Barney Holdings only and do not represent obligations of or interests in Intel Corporation or any of its affiliates. Intel Corporation has not authorized, sponsored or consented to the issuance of the ELKS.

            HISTORICAL DATA ON THE COMMON STOCK OF INTEL CORPORATION

     The common stock is quoted on the Nasdaq National Market under the symbol "INTC". The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Intel common stock, as reported on the Nasdaq and adjusted to reflect stock splits and stock dividends, as well as the dividend paid per share of Intel common stock.

                                                                HIGH        LOW      DIVIDEND
                                                                ----        ---      --------
1996
Quarter
  First.....................................................  $ 7.70313    6.22656    0.0050
  Second....................................................    9.71875    7.04688    0.0050
  Third.....................................................   12.43750    8.01563    0.0063
  Fourth....................................................   17.68750   11.78125    0.0063
1997
Quarter
  First.....................................................   20.62500   15.71875    0.0063
  Second....................................................   21.21875   16.03125    0.0063
  Third.....................................................   25.50000   17.32813    0.0075
  Fourth....................................................   23.90625   16.84375    0.0075
1998
Quarter
  First.....................................................   23.90625   17.62500    0.0075
  Second....................................................   21.35938   16.41406    0.0075
  Third.....................................................   23.15625   17.43750    0.0075
  Fourth....................................................   31.54688   18.95313    0.0100
1999
Quarter
  First.....................................................   35.92188   27.39063    0.0100
  Second....................................................   33.37500   25.06250    0.0150
  Third.....................................................   44.75000   29.62500    0.0150
  Fourth....................................................   42.75000   32.50000    0.0150
2000
Quarter
  First.....................................................   72.68750   38.68750    0.0150
  Second....................................................   70.12500   52.56250    0.0150
  Third.....................................................   75.81250   41.37500    0.0200
  Fourth....................................................   47.87500   29.81250    0.0200
2001
Quarter
  First (through March 22, 2001)............................   37.81250   24.62500    0.0200

     The closing price of the common stock on March 22, 2001 was 28.6875.

     According to Intel's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, as of February 23, 2001, there were 6,718,000,000 shares of common stock outstanding. During the period reflected in the above table, Intel split its common stock 2 for 1 on July 13, 1997, April 11, 1999 and July 30, 2000. The data appearing in the above table has been adjusted to reflect each of these splits.

     Holders of ELKS will not be entitled to any rights with respect to Intel common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Intel common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, Salomon Smith Barney Holdings and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Salomon Smith Barney Holdings of a put option on Intel common stock, under the terms of which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Salomon Smith Barney Holdings a fixed amount of cash to assure the fulfillment of the holder's purchase obligation described in clause (d) below, (b) until maturity Salomon Smith Barney Holdings will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Salomon Smith Barney Holdings will be obligated to pay an option premium to the holder in consideration for granting the put option, which premium will be payable in two parts (as part of the coupon payments), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase Intel common stock, then such cash deposit less a portion thereof equal to the option premium payments, unconditionally and irrevocably will be applied by Salomon Smith Barney Holdings in full satisfaction of the holder's purchase obligation under the put option, and Salomon Smith Barney Holdings will deliver to the holder the number of shares of Intel common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase Intel common stock, Salomon Smith Barney Holdings will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Salomon Smith Barney Holdings during the term of the ELKS, but instead will be commingled with Salomon Smith Barney Holdings' other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Salomon Smith Barney Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and

(iii) amounts denominated as option premium payments will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below.

     Taxation of Interest Payments. Under the above characterization of the ELKS, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder's method of accounting.

     Taxation of Option Premium Payments. Under the above characterization of the ELKS, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Accordingly, the first option premium payment generally will not be included in the income of a U.S. Holder at the time it is received. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

     Taxation of Retirement of an ELKS for Cash. Under the above characterization of the ELKS, if at maturity pursuant to the terms of an ELKS Salomon Smith Barney Holdings pays the ELKS in cash, and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then a U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the return of the cash deposit, and (iii) will recognize short-term capital gain equal to the entire amount of the option premium, which amount is equal to the sum of the first and second option premium payments.

     Taxation of Retirement of an ELKS for Intel Common Stock. Under the above characterization of the ELKS, if at maturity under the terms of an ELKS Salomon Smith Barney Holdings delivers the appropriate number of shares of Intel common stock pursuant to the U.S. Holder's purchase obligation under the put option and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then such U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of Intel common stock by application of the cash deposit, less the portion thereof equal to the entire amount of the first and second option premium payments, and (iii) will recognize no gain or loss on the entire amount of the first and second option premium payments. The U.S. Holder will have a tax basis in such shares of Intel common stock equal to the U.S. Holder's original cost for the ELKS in exchange for which such U.S. Holder received such shares of Intel common stock less (x) an amount equal to the entire amount of the first and second option premium payments and less (y) the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder's holding period for Intel common stock received will begin on the day following the receipt of such Intel common stock.

     Taxation of Sale or other Taxable Disposition of an ELKS. Under the above characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the amount of option premium previously paid to such U.S. Holder, if any, and
(y) such U.S. Holder's adjusted tax basis in the ELKS. A U.S. Holder's adjusted tax basis in an ELKS generally will equal such U.S. Holder's cost for that ELKS.

     Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the

Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Salomon Smith Barney Holdings believes that the ELKS should not be characterized for federal tax purposes as debt instruments and should not be subject to the Contingent Debt Regulations, because the ELKS are payable by the delivery of Intel common stock and provide economic returns that are indexed to the performance of Intel common stock if the Closing Price of Intel common stock three Trading Days before maturity is less than the Initial Share Price, and because the ELKS offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Salomon Smith Barney Holdings believes that the ELKS are properly characterized for tax purposes, not as debt instruments, but as a grant of a put option by the holders in respect of which holders have deposited a fixed amount of cash with Salomon Smith Barney Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of 4.347% (the "comparable yield" which will equal the interest paid on the ELKS), regardless of the U.S. Holder's method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of Intel common stock, rather than capital gain or loss on the ultimate sale of such stock, and (iii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

     Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder's income as interest in the manner described above regarding the interest payments, or (ii) should be included in a U.S. Holder's income even in a case where the ELKS is retired for Intel common stock. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder's investment in the ELKS that constitutes income.

NON-UNITED STATES PERSONS

     In the case of a holder of an ELKS that is not a U.S. person, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding at a rate of 31% on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the ELKS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Salomon Smith Barney Inc., as the underwriter, has agreed to purchase from Salomon Smith Barney Holdings, and Salomon Smith Barney Holdings has agreed to sell to Salomon Smith Barney Inc., $27,500,000 principal amount of ELKS (2,750,000 ELKS).

     The underwriting agreement provides that the obligation of Salomon Smith Barney Inc. to purchase the ELKS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Salomon Smith Barney Inc. is obligated to purchase all of the ELKS if it purchases any of the ELKS.

     Salomon Smith Barney Inc. proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public offering price less a concession not in excess of $0.20 per ELKS. Salomon Smith Barney Inc. may allow, and these dealers may reallow, a concession not in excess of $0.20 per ELKS on sales to certain other dealers. If all of the ELKS are not sold at the initial offering price, Salomon Smith Barney Inc. may change the public offering price and the other selling terms.

     Salomon Smith Barney Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Salomon Smith Barney Holdings, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or substantially similar securities. Salomon Smith Barney Inc. may release any of the securities subject to this lock-up at any time without notice.

     The underwriting agreement provides that Salomon Smith Barney Holdings will indemnify Salomon Smith Barney Inc. against certain liabilities under the Securities Act of 1933 relating to material misstatements and omissions.

     Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations among Salomon Smith Barney Holdings and Salomon Smith Barney Inc. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by Salomon Smith Barney Inc. or that an active trading market in the ELKS will develop and continue after this offering.

     The ELKS have been approved for listing on the AMEX under the symbol "EIJ," subject to official notice of issuance.

     In connection with the offering, Salomon Smith Barney Inc., as the underwriter, may purchase and sell ELKS and Intel common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of ELKS or Intel common stock made for the purpose of preventing a decline in the market price of the ELKS or Intel common stock while the offering is in progress. These activities may cause the price of the ELKS to be higher than would otherwise be the case in the absence of these transactions. Salomon Smith Barney Inc. is not required to engage in any of these activities and may end any of these activities at any time.

     Salomon Smith Barney Inc. is a subsidiary of Salomon Smith Barney Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Salomon Smith Barney Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the

ELKS (subject to obtaining any necessary approval of the AMEX for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the ELKS and any may discontinue any market making at any time without notice, at its sole discretion.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of the ELKS, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA (an "ERISA Plan"). Any plan that is subject to Section 4975(e)(1) of the Internal Revenue Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the ELKS, that such purchase, acquisition, holding and subsequent disposition of such ELKS and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

                                 LEGAL MATTERS

     The validity of the ELKS and certain matters relating thereto will be passed upon for Salomon Smith Barney Holdings by Marcy Engel, Esq. Ms. Engel, a Deputy General Counsel of Salomon Smith Barney Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Salomon Smith Barney Holdings in connection with the ELKS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and certain of its affiliates and may do so in the future.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Summary Information -- Q&A............   S-2
Incorporation of Certain Documents by
  Reference...........................   S-5
Risk Factors Relating to the ELKS.....   S-6
Description of the ELKS...............   S-9
Intel Corporation.....................  S-15
Historical Data on the Common Stock of
  Intel Corporation...................  S-16
Certain United States Federal Income
  Tax Considerations..................  S-17
Underwriting..........................  S-21
ERISA Matters.........................  S-22
Legal Matters.........................  S-22

                 PROSPECTUS
Prospectus Summary....................     2
Forward-Looking Statements............     6
Salomon Smith Barney Holdings Inc. ...     7
Use of Proceeds and Hedging...........     8
Ratio of Earnings to Fixed Charges....     9
European Monetary Union...............    10
Description of Debt Securities........    11
Description of Index Warrants.........    18
Book-Entry Procedures and
  Settlement..........................    21
Limitations on Issuances in Bearer
  Form................................    22
Plan of Distribution..................    23
ERISA Matters.........................    25
Legal Matters.........................    25
Experts...............................    25

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.

                 2,750,000 EQUITY LINKED SECURITIES (ELKS(SM))

                BASED UPON THE COMMON STOCK OF INTEL CORPORATION
                               DUE MARCH 28, 2002
                        ($10 PRINCIPAL AMOUNT PER ELKS)
                                  ------------
                             PROSPECTUS SUPPLEMENT

                                 MARCH 22, 2001
                             (INCLUDING PROSPECTUS
                            DATED FEBRUARY 23, 2001)

                                  ------------
                              SALOMON SMITH BARNEY
------------------------------------------------------
------------------------------------------------------